                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*

                          Aftermarket Technology Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   008318 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                               Page 1 of 41 Pages

CUSIP No. 008318 10 7                  13G                 Page  2  of  41 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Aurora Equity Partners L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   7,440,600
           OWNED BY                ---------------------------------------------
             EACH                  6    SHARED VOTING POWER
           REPORTING
          PERSON WITH:                  3,347,166
                                   ---------------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        7,440,600
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        0
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,787,766
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     65.6%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008318 10 7                  13G                 Page  3  of  41 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Aurora Overseas Equity Partners I, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   1,188,150
           OWNED BY                ---------------------------------------------
             EACH                  6    SHARED VOTING POWER
           REPORTING
          PERSON WITH:                  3,347,166
                                   ---------------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        1,188,150
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,535,316
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.6%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008318 10 7                  13G                 Page  4  of  41 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Aurora Capital Partners L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   7,440,600
           OWNED BY                ---------------------------------------------
             EACH                  6    SHARED VOTING POWER
           REPORTING
          PERSON WITH:                  3,347,166
                                   ---------------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        7,440,600
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        0
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,787,766
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     65.6%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008318 10 7                  13G                 Page  5  of  41 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Aurora Overseas Capital Partners L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   1,188,150
           OWNED BY                ---------------------------------------------
             EACH                  6    SHARED VOTING POWER
           REPORTING
          PERSON WITH:                  3,347,166
                                   ---------------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        1,188,150
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        0
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,535,316
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.6%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008318 10 7                  13G                 Page  6  of  41 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Aurora Advisors, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   7,440,600
           OWNED BY                ---------------------------------------------
             EACH                  6    SHARED VOTING POWER
           REPORTING
          PERSON WITH:                  3,347,166
                                   ---------------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        7,440,600
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        0
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,787,766
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     65.6%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008318 10 7                  13G                 Page  7  of  41 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Aurora Overseas Advisors, Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   1,188,150
           OWNED BY                ---------------------------------------------
             EACH                  6    SHARED VOTING POWER
           REPORTING
          PERSON WITH:                  3,347,166
                                   ---------------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        1,188,150
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        0
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,535,316
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.6%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008318 10 7                  13G                Page  8  of  41 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Richard R. Crowell
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   0
           OWNED BY                ---------------------------------------------
             EACH                  6    SHARED VOTING POWER
           REPORTING
          PERSON WITH:                  11,975,916
                                   ---------------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        20,198
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        8,628,750
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,996,114
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     72.9%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008318 10 7                  13G                 Page  9  of  41 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Richard K. Roeder
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   0
           OWNED BY                ---------------------------------------------
             EACH                  6    SHARED VOTING POWER
           REPORTING
          PERSON WITH:                  11,975,916
                                   ---------------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        4,434
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        8,628,750
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,980,350
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     72.8%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008318 10 7                  13G                Page  10  of  41 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Gerald L. Parsky
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   0
           OWNED BY                ---------------------------------------------
             EACH                  6    SHARED VOTING POWER
           REPORTING
          PERSON WITH:                  11,975,916
                                   ---------------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        37,676
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        8,628,750
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,013,592
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     73.0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008318 10 7                  13G                Page  11  of  41 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Trustees of General Electric Pension Trust
     I.R.S. #14-6015763
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   0
           OWNED BY                ---------------------------------------------
             EACH                  6    SHARED VOTING POWER
           REPORTING
          PERSON WITH:                  2,018,652
                                   ---------------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        0
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        2,018,652
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,018,652
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     12.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     EP
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008318 10 7                  13G                Page  12  of  41 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     General Electric Investment Corporation, as Investment Adviser to GEPT (as defined below)
     I.R.S. #22-2152310
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   0
           OWNED BY                ---------------------------------------------
             EACH                  6    SHARED VOTING POWER
           REPORTING
          PERSON WITH:                  2,018,652
                                   ---------------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        0
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        2,018,652
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,018,652
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     12.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IA
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008318 10 7                  13G                Page  13  of  41 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     General Electric Company
     I.R.S. #14-0689340
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   0
           OWNED BY                ---------------------------------------------
             EACH                  6    SHARED VOTING POWER
           REPORTING
          PERSON WITH:                  Disclaimed (See 9 below)
                                   ---------------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        0
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        Disclaimed (See 9 below)
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Beneficial ownership of all shares disclaimed by General Electric Company
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     /X/
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     N/A
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008318 10 7                  13G               Page  14  of  41 Pages

Item 1.   ISSUER.

          (a)  NAME OF ISSUER:

               Aftermarket Technology Corp. (the "Issuer")

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               33309 1st Way South, Suite A-206
               Federal Way, Washington  98003

Item 2.   SECURITY AND BACKGROUND.

          (a)  NAME OF PERSON FILING:

               The person filing this Schedule 13G is Aurora Equity Partners L.P., a limited partnership ("AEP").

          (b)  PRINCIPAL BUSINESS ADDRESS:

               The principal business address of AEP is West Wind Building, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

          (c)  PLACE OF ORGANIZATION:

               AEP is organized in Delaware.

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NO.:

               008318 10 7

Item 3.   FILINGS UNDER RULES 13d-1(b), OR 13d-2(b).

               Not Applicable.

Item 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:

               10,787,766

          (b)  PERCENT OF CLASS:

               65.6%

CUSIP No. 008318 10 7                  13G               Page  15  of  41 Pages

          (c)  VOTING AND DISPOSITIVE POWER:

               AEP has (i) sole voting and dispositive power with respect to 7,440,600 shares of Common Stock, and (ii) shared voting power with respect to 3,347,166 shares of Common Stock.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

Item 10.  CERTIFICATION.

               Not Applicable.

CUSIP No. 008318 10 7                  13G               Page  16  of  41 Pages

Item 1.   ISSUER.

          (a)  NAME OF ISSUER:

               Aftermarket Technology Corp. (the "Issuer")

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               33309 1st Way South, Suite A-206
               Federal Way, Washington  98003

Item 2.   SECURITY AND BACKGROUND.

          (a)  NAME OF PERSON FILING:

               The person filing this Schedule 13G is Aurora Overseas Equity Partners I, L.P., an exempted limited partnership ("AOEP").

          (b)  PRINCIPAL BUSINESS ADDRESS:

               The principal business address of AOEP is West Wind Building, Third Floor, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

          (c)  CITIZENSHIP:

               AOEP is organized in the Cayman Islands.

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NO.:

               008318 10 7

Item 3.   FILINGS UNDER RULES 13d-1(b), OR 13d-2(b).

               Not Applicable.

Item 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:

               4,535,316

          (b)  PERCENT OF CLASS:

               27.6%

CUSIP No. 008318 10 7                  13G               Page  17  of  41 Pages


          (c)  VOTING AND DISPOSITIVE POWER:

               AOEP has (i) sole voting and dispositive power with respect to 1,188,150 shares of Common Stock, and (ii) shared voting power with respect to 3,347,166 shares of Common Stock.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


               Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

Item 10.  CERTIFICATION.

               Not Applicable.

CUSIP No. 008318 10 7                  13G               Page  18  of  41 Pages

Item 1.   ISSUER.

          (a)  NAME OF ISSUER:

               Aftermarket Technology Corp. (the "Issuer")

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               33309 1st Way South, Suite A-206
               Federal Way, Washington  98003

Item 2.   SECURITY AND BACKGROUND.

          (a)  NAME OF PERSON FILING:

               The person filing this Schedule 13G is Aurora Capital Partners L.P. ("ACP"), a limited partnership and the general partner of AEP, a limited partnership.

          (b)  PRINCIPAL BUSINESS ADDRESS:

               The principal business address of ACP is 1800 Century Park East, Suite 1000, Los Angeles, California 90067.

          (c)  CITIZENSHIP:

               ACP is organized in Delaware.

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NO.:

               008318 10 7

Item 3.   FILINGS UNDER RULES 13d-1(b), OR 13d-2(b).

               Not Applicable.

Item 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:

               10,787,766

          (b)  PERCENT OF CLASS:

               65.6%

CUSIP No. 008318 10 7                  13G               Page  19  of  41 Pages

          (c)  VOTING AND DISPOSITIVE POWER:

               ACP has (i) sole voting and dispositive power with respect to 7,440,600 shares of Common Stock, and (ii) shared voting power with respect to 3,347,166 shares of Common Stock.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.


               Not Applicable.

Item 10.  CERTIFICATION.

               Not Applicable.

CUSIP No. 008318 10 7                  13G               Page  20  of  41 Pages

Item 1.   ISSUER.

          (a)  NAME OF ISSUER:

               Aftermarket Technology Corp. (the "Issuer")

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               33309 1st Way South, Suite A-206
               Federal Way, Washington  98003

Item 2.   SECURITY AND BACKGROUND.

          (a)  NAME OF PERSON FILING:

               The person filing this Schedule 13G is Aurora Overseas Capital Partners L.P. ("AOCP"), an exempted limited partnership and the general partner of AOEP, an exempted limited partnership.

          (b)  PRINCIPAL BUSINESS ADDRESS:

               The principal business address of AOCP is West Wind Building, Third Floor, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

          (c)  CITIZENSHIP:

               AOCP is organized in the Cayman Islands.

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NO.:

               008318 10 7

Item 3.   FILINGS UNDER RULES 13d-1(b), OR 13d-2(b).

               Not Applicable.

Item 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:

               4,535,316

          (b)  PERCENT OF CLASS:

               27.6%

CUSIP No. 008318 10 7                  13G               Page  21  of  41 Pages

          (c)  VOTING AND DISPOSITIVE POWER:

               AOCP has (i) sole voting and dispositive power with respect to 1,188,150 shares of Common Stock, and (ii) shared voting power with respect to 3,347,166 shares of Common Stock.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

Item 10.  CERTIFICATION.

               Not Applicable.

CUSIP No. 008318 10 7                  13G               Page  22  of  41 Pages

Item 1.   ISSUER.

          (a)  NAME OF ISSUER:


               Aftermarket Technology Corp. (the "Issuer")

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               33309 1st Way South, Suite A-206
               Federal Way, Washington  98003

Item 2.   SECURITY AND BACKGROUND.

          (a)  NAME OF PERSON FILING:

               The person filing this Schedule 13G is Aurora Advisors, Inc. ("AAI"), a corporation and the general partner of ACP, a limited partnership and the general partner of AEP, a limited partnership.

          (b)  PRINCIPAL BUSINESS ADDRESS:

               The principal business address of AAI is 1800 Century Park East, Suite 1000, Los Angeles, California 90067.

          (c)  CITIZENSHIP:

               AAI is organized in Delaware.

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NO.:

               008318 10 7

Item 3.   FILINGS UNDER RULES 13d-1(b), OR 13d-2(b).

               Not Applicable.

Item 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:

               10,787,766

          (b)  PERCENT OF CLASS:

               65.6%

CUSIP No. 008318 10 7                  13G               Page  23  of  41 Pages

          (c)  VOTING AND DISPOSITIVE POWER:

               AAI has (i) sole voting and dispositive power with respect to 7,440,600 shares of Common Stock, and (ii) shared voting power with respect to 3,347,166 shares of Common Stock.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

Item 10.  CERTIFICATION.

               Not Applicable.

CUSIP No. 008318 10 7                  13G               Page  24  of  41 Pages

Item 1.   ISSUER.

          (a)  NAME OF ISSUER:

               Aftermarket Technology Corp. (the "Issuer")

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:


               33309 1st Way South, Suite A-206
               Federal Way, Washington  98003

Item 2.   SECURITY AND BACKGROUND.

          (a)  NAME OF PERSON FILING:

               The person filing this Schedule 13G is Aurora Overseas Advisors, Ltd. ("AOAL"), an exempted company and the general partner of AOCP, an exempted limited partnership and the general partner of AOEP, an exempted limited partnership.

          (b)  PRINCIPAL BUSINESS ADDRESS:

               The principal business address of AOAL is West Wind Building, Third Floor, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

          (c)  PLACE OF ORGANIZATION:

               AOAL is organized in the Cayman Islands.

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NO.:

               008318 10 7

Item 3.   FILINGS UNDER RULES 13d-1(b), OR 13d-2(b).

               Not Applicable.

Item 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:

               4,535,316

          (b)  PERCENT OF CLASS:

               27.6%

CUSIP No. 008318 10 7                  13G               Page  25  of  41 Pages

          (c)  VOTING AND DISPOSITIVE POWER:

               AOAL has (i) sole voting and dispositive power with respect to 1,188,150 shares of Common Stock, and (ii) shared voting power with respect to 3,347,166 shares of Common Stock.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

Item 10.  CERTIFICATION.

               Not Applicable.

CUSIP No. 008318 10 7                  13G               Page  26  of  41 Pages

Item 1.   ISSUER.

          (a)  NAME OF ISSUER:

               Aftermarket Technology Corp. (the "Issuer")

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               33309 1st Way South, Suite A-206
               Federal Way, Washington  98003

Item 2.   SECURITY AND BACKGROUND.

          (a)  NAME OF PERSON FILING:

               The person filing this Schedule 13G is Richard R. Crowell, an individual. Mr. Crowell is one of three stockholders and directors of AAI, a corporation and the general partner of ACP, a limited partnership and the general partner of AEP, a limited partnership. Mr. Crowell also is one of three stockholders and directors of AOAL, an exempted company and the general partner of AOCP, an exempted limited partnership and the general partner of AOEP, an exempted limited partnership.

          (b)  PRINCIPAL BUSINESS ADDRESS:

               The principal business address of Mr. Crowell is Aurora Capital Partners L.P., 1800 Century Park East, Suite 1000, Los Angeles, California 90067.

          (c)  CITIZENSHIP:

               Mr. Crowell is a citizen of the United States.

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NO.:

               008318 10 7

Item 3.   FILINGS UNDER RULES 13d-1(b), OR 13d-2(b).

               Not Applicable.

Item 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:

               11,996,114

          (b)  PERCENT OF CLASS:

               72.9%

CUSIP No. 008318 10 7                  13G               Page  27  of  41 Pages

          (c)  VOTING AND DISPOSITIVE POWER:

               Mr. Crowell has (i) shared voting power with respect to 11,975,916 shares of Common Stock, (ii) sole dispositive power with respect to 20,198 shares of Common Stock, and (iii) shared dispositive power with respect to 8,628,750 shares of Common Stock.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

Item 10.  CERTIFICATION.

               Not Applicable.

CUSIP No. 008318 10 7                  13G               Page  28  of  41 Pages

Item 1.   ISSUER.

          (a)  NAME OF ISSUER:

               Aftermarket Technology Corp. (the "Issuer")

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               33309 1st Way South, Suite A-206
               Federal Way, Washington  98003

Item 2.   SECURITY AND BACKGROUND.

          (a)  NAME OF PERSON FILING:

               The person filing this Schedule 13G is Richard K. Roeder, an individual. Mr. Roeder is one of three stockholders and directors of AAI, a corporation and the general partner of ACP, a limited partnership and the general partner of AEP, a limited partnership. Mr. Roeder also is one of three stockholders and directors of AOAL, an exempted company and the general partner of AOCP, an exempted limited partnership and the general partner of AOEP, an exempted limited partnership.

          (b)  PRINCIPAL BUSINESS ADDRESS:

               The principal business address of Mr. Roeder is Aurora Capital Partners L.P., 1800 Century Park East, Suite 1000, Los Angeles, CA 90067.

          (c)  CITIZENSHIP:

               Mr. Roeder is a citizen of the United States.

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NO.:

               008318 10 7

Item 3.   FILINGS UNDER RULES 13d-1(b), OR 13d-2(b).

               Not Applicable.

Item 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:

               11,980,350

          (b)  PERCENT OF CLASS:

               72.8%

CUSIP No. 008318 10 7                  13G               Page  29  of  41 Pages

          (c)  VOTING AND DISPOSITIVE POWER:

               Mr. Roeder has (i) shared voting power with respect to 11,975,916 shares of Common Stock, (ii) sole dispositive power with respect to 4,434 shares of Common Stock, and (iii) shared dispositive power with respect to 8,628,750 shares of Common Stock.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

Item 10.  CERTIFICATION.

               Not Applicable.

CUSIP No. 008318 10 7                  13G               Page  30  of  41 Pages

Item 1.   ISSUER.

          (a)  NAME OF ISSUER:

               Aftermarket Technology Corp. (the "Issuer")

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               33309 1st Way South, Suite A-206
               Federal Way, Washington  98003

Item 2.   SECURITY AND BACKGROUND.

          (a)  NAME OF PERSON FILING:

               The person filing this Schedule 13G is Gerald L. Parsky, an individual. Mr. Parsky is one of three stockholders and directors of AAI, a corporation and the general partner of ACP, a limited partnership and the general partner of AEP, a limited partnership. Mr. Parsky also is one of three stockholders and directors of AOAL, an exempted company and the general partner of AOCP, an exempted limited partnership and the general partner of AOEP, an exempted limited partnership.

          (b)  PRINCIPAL BUSINESS ADDRESS:

               The principal business address of Mr. Parsky is Aurora Capital Partners L.P., 1800 Century Park East, Suite 1100, Los Angeles, California 90067.

          (c)  CITIZENSHIP:

               Mr. Parsky is a citizen of the United States.

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NO.:

               008318 10 7

Item 3.   FILINGS UNDER RULES 13d-1(b), OR 13d-2(b).

               Not Applicable.

Item 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:

               12,013,592

          (b)  PERCENT OF CLASS:

               73.0%

CUSIP No. 008318 10 7                  13G               Page  31  of  41 Pages

          (c)  VOTING AND DISPOSITIVE POWER:

               Mr. Parsky has (i) shared voting power with respect to 11,975,916 shares of Common Stock, (ii) sole dispositive power with respect to 37,676 shares of Common Stock, and (iii) shared dispositive power with respect to 8,628,750 shares of Common Stock.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

Item 10.  CERTIFICATION.

               Not Applicable.

CUSIP No. 008318 10 7                  13G               Page  32  of  41 Pages

Item 1.   ISSUER.

          (a)  NAME OF ISSUER:

               Aftermarket Technology Corp. (the "Issuer")

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               33309 1st Way South, Suite A-206
               Federal Way, Washington  98003

Item 2.   SECURITY AND BACKGROUND.

          (a)  NAME OF PERSON FILING:

               The person filing this Schedule 13G is the Trustees of General Electric Pension Trust, a common law trust ("GEPT").

          (b)  PRINCIPAL BUSINESS ADDRESS:

               The principal business address of GEPT is -- c/o General Electric Investment Corporation, 3003 Summer Street, Stamford, CT 06905,
               Attn: Michael Pastore, Esq.

          (c)  CITIZENSHIP:

               GEPT is organized in New York.

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NO.:

               008318 10 7

Item 3.   FILINGS UNDER RULES 13d-1(b), OR 13d-2(b).

               Not Applicable.

Item 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:

               2,018,652

          (b)  PERCENT OF CLASS:

               12.3%

CUSIP No. 008318 10 7                  13G               Page  33  of  41 Pages

          (c)  VOTING AND DISPOSITIVE POWER:

               GEPT has shared voting power and shared dispositive power with respect to 2,018,652 shares of Common Stock.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

Item 10.  CERTIFICATION.

               Not Applicable.

CUSIP No. 008318 10 7                  13G               Page  34  of  41 Pages

Item 1.   ISSUER.

          (a)  NAME OF ISSUER:

               Aftermarket Technology Corp. (the "Issuer")

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               33309 1st Way South, Suite A-206
               Federal Way, Washington  98003

Item 2.   SECURITY AND BACKGROUND.

          (a)  NAME OF PERSON FILING:

               The person filing this Schedule 13G is General Electric Investment Corporation, as Investment Adviser to GEPT ("GEIC").

          (b)  PRINCIPAL BUSINESS ADDRESS:

               The principal business address of GEIC is 3003 Summer Street, Stamford, CT 06905, Attn: Michael Pastore, Esq.

          (c)  CITIZENSHIP:

               GEIC is organized in Delaware.

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NO.:

               008318 10 7

Item 3.   FILINGS UNDER RULES 13d-1(b), OR 13d-2(b).

               Not Applicable.

Item 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:

               2,018,652

          (b)  PERCENT OF CLASS:

               12.3%

CUSIP No. 008318 10 7                  13G               Page  35  of  41 Pages

          (c)  VOTING AND DISPOSITIVE POWER:

               GEIC has shared voting power and shared dispositive power with respect to 2,018,652 shares of Common Stock.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

Item 10.  CERTIFICATION.

               Not Applicable.

CUSIP No. 008318 10 7                  13G               Page  36  of  41 Pages

Item 1.   ISSUER.

          (a)  NAME OF ISSUER:

               Aftermarket Technology Corp. (the "Issuer")

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               33309 1st Way South, Suite A-206
               Federal Way, Washington  98003

Item 2.   SECURITY AND BACKGROUND.

          (a)  NAME OF PERSON FILING:

               The person filing this Schedule 13G is General Electric Company, a corporation ("GE").

          (b)  PRINCIPAL BUSINESS ADDRESS:

               The principal business address of GE is 3135 Easton Turnpike, Fairfield, CT 06431.

          (c)  CITIZENSHIP:

               GE is organized in New York.

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NO.:

               008318 10 7

Item 3.   FILINGS UNDER RULES 13d-1(b), OR 13d-2(b).

               Not Applicable.

Item 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:


               GE disclaims beneficial ownership of any and all shares of the Issuer.

          (b)  PERCENT OF CLASS:

               Not Applicable (see above).

CUSIP No. 008318 10 7                  13G               Page  37  of  41 Pages

          (c)  VOTING AND DISPOSITIVE POWER:

               GE disclaims beneficial ownership of any and all shares of the Issuer.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

Item 10.  CERTIFICATION.

               Not Applicable.

CUSIP No. 008318 10 7                  13G               Page  38  of  41 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


AURORA EQUITY PARTNERS L.P.

By:  Aurora Capital Partners L.P.,
     its general partner

By:  Aurora Advisors, Inc.,
     its general partner

By:  /s/ Richard K. Roeder                             February 14, 1997
   --------------------------------
Name:   Richard K. Roeder
Title:  Vice President


AURORA OVERSEAS EQUITY
PARTNERS I, L.P.

By:  Aurora Overseas Capital Partners L.P.,
     its general partner

By:  Aurora Overseas Advisors, Ltd.,
     its general partner

By:  /s/ Richard K. Roeder                             February 14, 1997
   --------------------------------
Name:   Richard K. Roeder
Title:  Director


AURORA CAPITAL PARTNERS L.P.

By:  Aurora Advisors, Inc.,
     its general partner

By:  /s/ Richard K. Roeder                             February 14, 1997
   --------------------------------
Name:   Richard K. Roeder
Title:  Vice President

CUSIP No. 008318 10 7                  13G               Page  39  of  41 Pages

AURORA OVERSEAS CAPITAL
PARTNERS L.P.

By:  Aurora Overseas Advisors, Ltd.,
     its general partner

By:  /s/ Richard K. Roeder                             February 14, 1997
   --------------------------------
Name:   Richard K. Roeder
Title:  Director


AURORA ADVISORS, INC.

By:  /s/ Richard K. Roeder                             February 14, 1997
   --------------------------------
Name:   Richard K. Roeder
Title:  Vice President


AURORA OVERSEAS ADVISORS, LTD.

By:  /s/ Richard K. Roeder                             February 14, 1997
   --------------------------------
Name:   Richard K. Roeder
Title:  Director


  /s/ Richard R. Crowell                               February 14, 1997
-----------------------------------
RICHARD R. CROWELL


  /s/ Richard K. Roeder                                February 14, 1997
-----------------------------------
RICHARD K. ROEDER


  /s/ Gerald L. Parsky                                 February 14, 1997
-----------------------------------
GERALD L. PARSKY


TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

By:  /s/ Alan M. Lewis                                 February 14, 1997
   --------------------------------
Name:   Alan M. Lewis
Title:  Trustee

CUSIP No. 008318 10 7                  13G               Page  40  of  41 Pages

GENERAL ELECTRIC INVESTMENT CORPORATION

By:  /s/ Alan M. Lewis                                 February 14, 1997
   --------------------------------
Name:   Alan M. Lewis
Title:  Executive Vice President


GENERAL ELECTRIC COMPANY

By:  /s/ John H. Myers                                 February 14, 1997
   --------------------------------
Name:   John H. Myers
Title:  Vice President

                                    EXHIBIT A

                      DESCRIPTION OF CERTAIN RELATIONSHIPS

     Aurora Equity Partners L.P. ("AEP") is a Delaware limited partnership the general partner of which is Aurora Capital Partners ("ACP"), a Delaware limited partnership whose general partner is Aurora Advisors, Inc. ("AAI"). Messrs. Crowell, Roeder and Parsky are the sole stockholders and directors of AAI, are limited partners of ACP and may be deemed to beneficially share ownership of the Common Stock of the Issuer beneficially owned by AEP. Aurora Overseas Equity Partners I, L.P. ("AOEP") is a Cayman Islands limited partnership the general partner of which is Aurora Overseas Capital Partners L.P. ("AOCP"), a Cayman Islands limited partnership whose general partner is Aurora Overseas Advisors, Ltd. ("AOAL"). Messrs. Crowell, Roeder and Parsky are the sole stockholders and directors of AOAL, are limited partners of AOCP and may be deemed to beneficially share ownership of the Common Stock of the Issuer beneficially owned by AOEP. AEP and AOEP are hereinafter referred to as the "Aurora Partnerships."

     Certain stockholders of the Issuer have granted to the Aurora Partnerships an irrevocable proxy pursuant to which the Aurora Partnerships can vote the shares subject to the proxy in such manner as the Aurora Partnerships shall determine in their respective sole and absolute discretion. Each proxy terminates upon the transfer of the subject shares.

     With limited exceptions, GEPT has irrevocably agreed to vote all shares held by it in such manner as the Aurora Partnerships shall determine, to such extent as its fiduciary duties under the Employee Retirement Income Security Act of 1974 ("ERISA") shall allow. This provision terminates upon the transfer of such shares. GEIC acts as investment advisor to GEPT and thus shares in GEPT's voting and dispositive power. GE reports whenever GEIC reports, although it disclaims beneficial ownership of any and all shares of the Issuer. GEPT, GEIC and GE are hereinafter referred to as the "GE Entities."

     In light of the relationships shown herein, each of the Aurora Partnerships, their respective control persons and the GE Entities hereby agree to file this Schedule 13G on behalf of each of such persons.